Separation Agreement and General Release

December 10, 2021

Richard Hanks
[ADDRESS REDACTED]

Dear Richard:

This Separation Agreement and General Release (the “Agreement”) is between you and the Clarivate group of companies and each of its and their past, present, and future parents, subsidiaries, branches, divisions, predecessors, successors, assigns and/or affiliated or related organizations and each of its and their past, present, and future employees, officers, directors, and agents (the “Company”) (you and the Company are collectively referred to as the “Parties”).

This Agreement will confirm our conversation concerning the termination of your employment effective July 1, 2022 (the “Termination Date”). This Agreement shall become effective upon the Effective Date as defined in Paragraph 23. The Parties acknowledge that entering into this Agreement does not constitute an admission of wrongdoing, fault or liability by either party. In connection with entering into this Agreement, you acknowledge and agree that you hereby resign from all offices, board of directors (or similar governing bodies) and committees of the Company. You further acknowledge and agree that you will execute such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of the immediately preceding sentence.

You will continue to be paid, as applicable, pursuant to the Company’s payroll and/or other benefit policies and practices through the Termination Date.

1.In consideration of your agreement to the terms and conditions of this Agreement and upon subsequent acceptance of the terms and conditions of Attachment A on or after your Termination Date and provided you do not revoke your acceptance of Attachment A, the Company will provide you with the following benefits, in lieu of any other company benefits, and by signing this Agreement and Attachment A you acknowledge that such benefits are more valuable than the benefits to which you would otherwise be entitled:

A.You agree that from now until the Termination Date, you will remain an employee in good standing, and you shall continue to receive your regular paychecks from the Company. Subject to the terms of this Agreement, between now and the Termination Date, you may be placed on garden or paid leave and your access to all Company systems, including your company email, will be cutoff (the “Garden Leave Period”). During any potential Garden Leave Period, you will be expected to be available to answer and otherwise appropriately respond to questions (if any) reasonably related to the work you performed for the Company but will otherwise not perform work for and/or on behalf of the Company.

B.Severance Pay totaling $1,650,000.00, less applicable deductions and withholdings. The Severance Pay will be paid to you in six installments as follows: (i) the first $275,000.00, within thirty (30) days of the General Release Effective Date, defined in Attachment A; (ii) the second $275,000.00, within ninety (90) days of the General Release Effective Date; (iii) the third $275,000.00, within one hundred eighty (180) days of the General Release Effective Date; (iv) the fourth $275,000.00, within two hundred seventy (270) days of the General Release Effective Date; (v) the fifth $275,000.00, within three hundred six-five (365) days of the General Release Effective Date; and (vi) the sixth $275,000.00, within four hundred fifty-five (455) days of the General Release Effective Date. The Severance Pay will be paid to you using the same method you have elected, as of the Termination Date, to receive your regular paychecks from the Company. In the event of your breach of the obligations referenced in Paragraph 8 of this Agreement, the Company may unilaterally discontinue or refuse to make the payments described in this Paragraph, in addition to and without limiting any other available rights and remedies the Company has, in law or equity, in connection with your breach of this Agreement, including but not limited to Paragraph 8, below.

C.To the extent you were granted restricted stock units, or RSUs, or performance stock units, or PSUs, as part of the Company’s Incentive Award Plan (the “Plan”), except as otherwise noted

in this paragraph, all unvested RSUs and PSUs will be forfeited on the Termination Date. Notwithstanding the foregoing, the following unvested and outstanding RSUs will vest and become available on the fifteenth (15th) day of the month that is immediately after the month of the General Release Effective Date: 17,707 unvested RSUs originally granted on March 1, 2021 and 5,216 unvested RSUs originally granted on April 1, 2020. Except as otherwise noted in this paragraph, the terms of the Plan and any Restricted Share Unit Agreement or Performance Share Unit Agreement that may apply to you remain in full force and effect.

For purposes of the Option Agreements with a grant date of May 23, 2017 and March 23, 2017 (the “Option Agreements”), the timeframe set forth in the Option Agreements regarding the exercise of options shall be extended to December 31, 2024. Except as noted in this paragraph, all other terms of the Option Agreements remain unchanged and in place.

D.To the extent you were enrolled in the Company’s medical, dental, vision, and/or health savings account as of your Termination Date, your enrollment in these plans will end on the last day of the month which includes the Termination Date. All other applicable employee benefits including, without limitation, participation in the following Company plans shall terminate as of the Termination Date (if it has not already been terminated as of the Termination Date): 401(k) plan, dependent care flexible spending account, health care flexible spending account, life insurance, short-and long-term disability, management incentive, and any paid time off programs. On the first day of the month following the Termination Date you will not be entitled to receive any employee benefits, except for group health coverage continuation in accordance with COBRA and 401(k) benefits, if any.

E.The Company will reimburse you for the average monthly amount, based on your current benefits elections as of the Termination Date, of eighteen (18) months of COBRA costs in one lump sum provided that you elect to continue coverage under COBRA. This lump sum totaling $36,518.04, less applicable deductions and withholdings, will be paid to you within thirty (30) days of the General Release Effective Date. The lump sum payment described in this paragraph will be referred to as the “COBRA Reimbursement Amount.” Unless you elect another method, the COBRA Reimbursement Amount will be paid to you using the same method you have elected, as of the Termination Date, to receive your regular paychecks from the Company. You will receive additional information regarding COBRA and other benefits under separate cover.

F.Your bonus under the Annual Incentive Plan (“AIP”) for plan year 2021 will be paid to you in March or April 2022 at the same time all other Company employees in the U.S. receive their 2021 AIP bonuses. For purposes of calculating your 2021 AIP bonus, your individual performance modifier will be set at one hundred percent (100%) and the business modifier will be calculated based on the Company’s actual performance consistent with the terms of the AIP plan document. Your 2022 AIP bonus, in the amount of $275,000.00, is being calculated at target without the application of any individual or business modifiers and prorated based on the Termination Date. The 2022 AIP bonus will be paid within thirty (30) days of the General Release Effective Date.

2.In addition to any other remedies the Company may have, the Company’s obligations under Paragraph 1 shall terminate if you breach any of the provisions of this Agreement. If, prior to the Termination Date, you voluntarily terminate or give notice of your intent to voluntarily terminate your employment with the Company or are terminated for cause, as determined in the Company’s sole discretion, you will be ineligible to receive the Severance Pay, the special treatment of RSUs provided in Section 1.C above or any other benefits under this Agreement. For avoidance of doubt, Attachment A will be null and void and you will be ineligible for Severance Pay and the other benefits outlined in this Agreement if, prior to the Termination Date, you voluntarily terminate or give notice of your intent to voluntarily terminate your employment with the Company or are terminated for cause, as determined in the Company’s sole discretion.

3.The Company will pay you for any accrued, unused vacation time through the Termination Date. The Company will reimburse you for any authorized business expenses incurred through your actual last day worked, provided they were incurred and submitted in a timely manner and otherwise in accordance with the Company’s policy.

4.You agree to treat as confidential and not disclose the terms, contents, or execution of this Agreement, except as required by law, other than to your spouse, legal counsel, or tax advisor, with the understanding that he or she will maintain the confidentiality thereof.

5.You agree to treat as confidential and not to use or disclose any Trade Secrets or Confidential Information (as defined below) which you learned of or discovered during your employment with the Company. You also expressly acknowledge and understand the continuing and ongoing nature of your confidentiality obligations under any agreement you signed with the Company. You agree that the Company is engaged in highly competitive businesses and the Company’s involvement in these businesses has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over long periods of time and has developed certain valuable Trade Secrets and Confidential Information that are unique to the Company’s business and the disclosure of which would cause the Company great and irreparable harm. These investments also give the Company a competitive advantage over companies that have not made comparable investments, and that otherwise have not been as successful as the Company in developing their businesses. Solely by virtue of your employment with the Company, you have become privy to the Company’s Trade Secrets and Confidential Information and become intertwined with the Company’s goodwill. It would be unfair for you to exploit the information and goodwill you obtained during and as a result of your employment by the Company. In addition to any remedies the Company may have in law or in equity, you will forfeit all benefits under this Agreement in the event you engage in any of the prohibited activities described in this paragraph and you may be obligated to repay the Company for any benefits previously paid under this Agreement.

The Parties understand and acknowledge that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). The Parties further understand and acknowledge that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to engage in future activities protected under whistleblower statutes. The Parties further understand and acknowledge that (i) the Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the Securities Exchange Commission, and (ii) nothing in this Agreement or otherwise prohibits you from notifying the Company that you will make a report or disclosure to law enforcement.

6.You agree that, without additional compensation, you will promptly make full written disclosure to the Company and hereby irrevocably assign to Clarivate, or its designee, all of your right, title and interest throughout the world in and to any and all Intellectual Property and Inventions (as each such term is defined below), which you have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, while employed by the Company, during or after regular hours of your employment (collectively referred to as “Company Inventions”), except for any Inventions and Intellectual Property that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or Intellectual Property and that do not relate at the time of conception or reduction to practice of the Invention or Intellectual Property either to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or resulting from any work performed by you for the Company. You further acknowledge that all Company Inventions which were made by you (solely or jointly with others) within the scope of and during your employment with the Company are “works made for hire” (to the greatest extent permitted by applicable law). If for any reason such Company Inventions would not be considered a “work made for hire” under applicable law, you hereby assign and transfer to the Company, or its designee, the entire right, title and interest in and to such Company Inventions. The assignment above includes assignment of all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the Company Inventions, and in and to all rights corresponding to the foregoing throughout the world. For purposes of this Agreement, “Intellectual Property” means patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing. For purposes of this Agreement, “Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like.

You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Company Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Company Inventions. If the Company is unable for any reason to secure your signature, including because of your refusal to do so, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company Inventions, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by you. You hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which you now or hereafter have for infringement of any and all rights in the Company Inventions.

To the extent you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Company Inventions. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.In addition to any remedies the Company may have in law or in equity, you will forfeit all benefits under this Agreement – including but not limited to the Severance Pay, the special treatment of RSUs and vested options provided in Section 1.C above or any other benefits under this Agreement – or the Option Agreements in the event you engage in any of the activities prohibited by the following paragraphs related to post-employment obligations and you may be obligated to repay the Company for any benefits previously paid under this Agreement.

8.Non-Competition and Non-Solicitation Protections. As noted above, you agree that the Company is engaged in a highly competitive business, and the Company’s involvement in these businesses has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over long periods of time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are unique to the Company’s businesses and the unauthorized disclosure of which would cause the Company great and irreparable harm. These investments also give the Company a competitive advantage over companies that have not made comparable investments and that otherwise have not been as successful as the Company in developing their businesses. Solely by virtue of your employment with the Company, you have become privy to the Company’s Trade Secrets and Confidential Information and have become intertwined with the goodwill the Company has developed, cultivated and maintained within its highly competitive industry and with its customers and prospective customers. It would be unfair for you to exploit the information, specifically including Confidential Information and Trade Secrets, and goodwill you obtained during and as a result of your employment by the Company.

A.Definitions.

i.Confidential Information. For purposes of this Paragraph, “Confidential Information” shall mean information that the Company has obtained in connection with its present or planned business, including information you developed in the performance of your duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. “Confidential Information” includes some of the Company’s most valuable assets, such as: innovations, inventions, and ideas including patentable or copyrightable subject matter; pricing policies; business plans and outlooks; brand formulations; nonpublic financial results; new product developments or plans; customer lists; author or consultant contracts; subscription lists; software or computer programs; merger, acquisition or divestiture plans; personnel acquisition plans or major management changes; and Trade Secrets (defined below). Confidential Information includes all information received by the Company under an obligation of confidentiality to another person or entity.

ii.Trade Secrets. For purposes of this Paragraph, “Trade Secrets” shall mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company. The Company confirms, and you understand, that the Company is the owner of its Trade Secrets, that the Company has taken reasonable steps, under the circumstances, to protect and maintain the secrecy of its Trade Secrets, and that the Company derives economic value, both tangible and intangible, from its Trade Secrets.

B.You agree that during the remainder of the term of your employment with the Company, and for a period of eighteen (18) consecutive months immediately following the Termination Date (the “Non-Compete Period”), you will not, directly or indirectly, individually or through an entity, as an owner, part owner, partner, employee, agent or otherwise:

i.Provide to a Competitive Enterprise the same or similar services that you performed during your employment with the Company. For purposes of this Agreement, “Competitive Enterprise” shall mean any company, entity, or organization (other than the Company) that engages in: (A) any business of the Company (1) which you were actively involved with at any time during the twenty-four (24) months immediately before the Termination Date or (2) about which you held or had access to Confidential Information and/or Trade Secrets during the twenty-four (24) months immediately before Termination Date (whether or not you worked in that business directly); or (B) any business under development by the Company as of the Termination Date and which you were involved or had knowledge about in the twenty-four (24) months immediately before the Termination Date; or

ii.Act in any capacity for another entity or engage in any conduct if in such capacity or due to such conduct you would inevitably use and/or disclose Confidential Information or Trade Secrets; or

iii.Own more than 5% of a Competitive Enterprise.

C.You acknowledge that (i) the Company is involved in a global business; (ii) you provided services in and have a material presence and/or influence in and outside the United States, and/or in certain territories within and outside the United States; and (iii) it is reasonable and necessary to protect the Company’s legitimate business interests for the provisions of the non-compete provisions of this Paragraph 8 to apply to the United States and in any other country where you provided services for and/or on behalf of the Company during the twenty-four (24) months prior to the Termination Date.
D.You agree that while employed by the Company, you had contact with and became aware of some, most or all of the Company’s customers, representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. You further agree that the loss of such customers will cause the Company great and irreparable harm. You agree that during the remainder of the term of your employment with the Company and for eighteen (18) months immediately following the Termination Date, you will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any customer, former customer, or prospective customer of the Company for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company. This restriction shall apply only to (i) any customer, former customer, or prospective customer of the Company with whom you had contact with during the last twenty-four (24) months of your employment with the Company or (ii) any customer, former customer, or prospective customer of the Company about which you had access to the Company’s Confidential Information or Trade Secrets concerning such customer, former customer or prospective customer during the last twenty-four (24) months of employment with the Company.
E.For the purposes of sub-paragraph 8.D., “contact” means any interaction whatsoever between you and the customer, former customer, or prospective customer which takes place to further a business relationship.

F.You agree that during the remainder of your employment and for eighteen (18) months after the Termination Date, you will not directly or indirectly, whether for your benefit or the benefit of a third party (i) hire or cause a third party to hire: any employees, consultants or independent contractors of the Company or any persons who held such positions during the six (6) month period prior to the termination of your employment; (ii) recruit, solicit or induce, or attempt to hire, recruit, solicit or induce: any employees, consultants or independent contractors of the Company or any persons who held such positions during the six (6) month period prior to the termination of your employment, to terminate, alter or modify their employment or other relationship with the Company; (iii) interfere with the contractual or business relationship between the Company and any manufacturer, distributor, supplier, vendor or customer of the Company; or (iv) recruit, solicit or induce, or attempt to recruit, solicit or induce any manufacturer, distributor, supplier or customer of the Company to terminate, alter or modify their relationship with the Company.

G.You understand, acknowledge, and agree that in the event you breach and/or threaten to breach of any of the covenants and provisions contained in this Paragraph 8, the Company shall suffer irreparable injury for which there is no adequate remedy at law. The Company will therefore be entitled to injunctive relief from the courts without bond, enjoining you from engaging in activities in breach of this Agreement.

9.You further acknowledge and agree that the running of the periods during which you may not engage in the activities specified in Paragraph 8 shall be extended by any period in which there is a breach of Paragraph 8 and/or pending litigation concerning the breach of Paragraph 8. If it is later determined by a court of competent jurisdiction that injunctive relief is warranted to prevent you from engaging in certain post-employment conduct, then the restrictive periods set forth in Paragraph 8 shall be tolled for the period of time that you had already been engaging in the prohibited conduct prior to the injunction. The Parties to this Agreement intend that the Company shall be entitled to receive the benefit of the full restrictive periods set forth in Paragraph 8.

10.You agree that the temporal restrictions set forth in Paragraph 8 are fair and reasonably required to protect the Company’s legitimate business interests in light of your substantial role as an employee of the Company. You acknowledge and agree that if any aspect of Paragraph 8 is judicially determined to be unreasonable or unenforceable in any respect, a court shall limit or modify the provision only to the extent necessary to render it reasonable under the law and shall specifically enforce the provision as so limited.

11.The post-employment obligations set forth in Paragraph 8 supersede any non-compete and/or non-solicit obligations set forth in any prior agreement with the Company.

12.You agree that, during the remainder of your employment, including any potential Garden Leave Period, and at any time following the Termination Date, you will not engage in any disparagement of the Company and will refrain from making any false, negative or critical statement, implied or expressed, concerning the Company including, but not limited to, management or communication style, methods of doing business, the quality of products or services, or role in the community. You further agree to do nothing that would damage the Company’s business reputation or goodwill or the reputation of the Company.

The Company agrees that it will not engage in any disparagement of you and will otherwise refrain from making any false, negative, or critical statements, implied or express, concerning you and that it will not authorize any of its then current officers, directors, employees, and/or agents to make any such statements about you.
13.Notwithstanding anything in this Agreement to the contrary or otherwise, the Parties hereto acknowledge and understand that, pursuant to the Defend Trade Secrets Act of 2016, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Furthermore, the Parties hereto acknowledge and understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

14.You represent that on or before the Termination Date, you will return all materials, equipment and/or property of the Company, including all Confidential Information and Trade Secrets, and have not/will not retain any copies, whether in hard copy or electronic form. The Company agrees that you may keep your Company issued mobile phone and laptop provided you return both devices to the Company prior to the Termination Date so all data, specifically including Confidential Information and Trade Secrets, can be removed from these devices prior to them being returned to you. Further, you represent that on or before the Termination Date you will settle all amounts owed to the Company and any personal expenses owed to the Company’s third-party vendors unless waived in writing by the Company. If requested by the Company you will acknowledge to the Company in writing and under oath that you have complied with the terms of this Agreement.

15.You hereby acknowledge that, subject to applicable law, in its discretion, the Company can reduce the Severance Pay and any other amounts payable under this Agreement by any overpayment you receive or any amounts you owe the Company or any personal expenses you owe to the Company’s third party vendors. The Company retains the right to pursue a claim against you to the extent you receive any benefits outlined above but have not executed this Agreement and/or Attachment A or have revoked your acceptance thereof, to the extent permissible by applicable law.

16.In consideration for the payments and benefits described herein, on behalf of yourself, your predecessors, heirs, executors, administrators, successors and assigns, you hereby irrevocably and unconditionally release and discharge the Company and its and their past, present, and future parents, subsidiaries, branches, divisions, and affiliates, and its and their past, present, and future shareholders, employees, officers, directors, agents, representative, fiduciaries and attorneys, individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, suits, debts, claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of any kind or nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, foreseeable and unforeseeable, which have existed or may have existed, or which do exist, at any time prior to and including the date on which you sign this Agreement, other than any claims that cannot lawfully be waived. This release includes, but is not limited to, any claims for employment discrimination including, but not limited to, any claims under federal, state or local fair employment laws or practices or other employee relations statutes and amendments (including without limitation the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes-Oxley Act of 2002), the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., any and all claims or rights under any other federal, state or local laws, regulations or ordinances prohibiting retaliation against whistleblowers, including, but not limited to, the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., any state or local leave laws, regulations or ordinances, including, but not limited to, the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., Executive Order 11246; (i) 42 U.S.C. §§ 1981, 1985, 1988, all other claims arising under any federal, state, or local constitutional law, statutory law, common law, regulations, ordinances, or equity, contract, or other source of law, including any and all claims or rights under federal, state or local laws, regulations or ordinances relating to the payment of wages, bonuses, incentives and other compensation to employees, and including, but not limited to, the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1 et seq. and/or the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a et seq. and the employment laws and regulations of any state, including New Jersey; any claims arising under the Worker Adjustment and Retraining Notification Act (WARN), and any applicable state laws that provide for benefits similar to WARN; any claims pursuant to any other federal, state or local statutes, regulations, ordinances or executive orders; any claims based on any rule, common law or public policy; any claims based in contract, whether oral or written, express or implied; any claims based in tort, or any other obligation. You confirm that you have not filed any claim in a civil action or complaint in an administrative action against the Company, that no claims or complaints or other proceedings are pending in any court or other forum relating directly or indirectly to your employment with the Company and/or separation from employment, and that you have not raised a claim of discrimination or harassment with the Company. You affirm that you have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or applicable state law. You further affirm that you have been paid and received all compensation, wages, bonuses, commissions and benefits due to you as of the date you sign this Agreement. You confirm and acknowledge that this Agreement, including Attachment A, reflects any and all separation and/or severance payments to which you are entitled under any applicable plan, agreement or practice.

You understand that by signing this Agreement, you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement is executed by you, other than any claims that cannot lawfully be waived. It is understood that this Agreement does not constitute an admission of liabilities on the part of the Released Parties, by whom any liability is expressly denied, but is instead made to terminate any controversy or potential controversy with respect to your employment or the cessation of your employment with the Company.

This Agreement does not affect or limit your rights to any benefits to which you may otherwise be entitled pursuant to (1) any relevant 401(k) savings and/or health and welfare plans (if any) and (2) workers’ compensation or unemployment insurance.

In further consideration for the payments and benefits described herein, you agree to execute the General Release attached hereto as Attachment A within twenty-one (21) days of the Termination Date but not prior to the Termination Date.

17.In further consideration for the payments and benefits described herein, following the Termination Date, you agree to make yourself available (with reasonable notice from the Company) and to cooperate in good faith with the Company at any time following the Termination Date, in responding to inquiries and subpoenas and conducting investigations, whether involving the Company or a third party, as well as preparation for, and defense of, any lawsuit, arbitration, government inquiry or potential government inquiry, or any other action or proceeding filed or claim made against the Company, as defined above, whether currently pending or asserted in the future. The Company will reimburse you for reasonable travel costs related to such participation.

18.In the event that any unaffiliated third party seeks a reference regarding you from the Company, you will refer the third party to the Clarivate employment verification service provider, The Work Number, at 1-800-367-5690 or www.theworknumber.com, which will only provide the dates of your employment at the Company, the position(s) held by you at the Company and income information (if authorized by you).

19.The Company does not guarantee the tax treatment of any payments or benefits under this Agreement including, without limitation, under the Internal Revenue Code and/or any other federal, state, municipal, local or foreign laws. You shall be solely responsible for all taxes that result from any payments due to you under this Agreement. The Parties intend that to the maximum extent permitted under all applicable law that this Agreement will be interpreted and administered to be exempt from or conform to the requirements of Internal Revenue Code Section 409A. The Agreement is intended to be exempt from or comply with the provisions of Code Section 409A so as to prevent the imposition of tax pursuant to Section 409A, and shall be interpreted and/or amended to avoid a violation of 409A.

20.The laws of the State of New Jersey will apply to any dispute concerning this Agreement, except where preempted by federal law. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language above and/or Attachment A and the post-employment obligations described above, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Should the general release above and/or Attachment A be declared unlawful or unenforceable by a court of competent jurisdiction, you agree to sign a new general release which is in a form acceptable to the Company for no additional consideration. The post-employment obligations shall be interpreted and enforced in accordance with the terms contained in those provisions.

21.This Agreement represents the entire agreement of the parties. All prior understandings relating to the subject matter of this Agreement, whether oral or written, are hereby superseded by this Agreement other than any documents expressly referenced in this Agreement or incorporated herein by reference. If applicable, information regarding the status of your work visa, following the Termination Date, will be provided separately. The Company’s failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenants or condition.

22.You have fourteen (14) days from the receipt of this Agreement, or until December 13, 2021, to consider executing this Agreement. If you choose not to execute this Agreement within fourteen (14) days, you understand that you will forfeit the right to receive the Severance Pay and all benefits provided in Section 1 of this Agreement. For avoidance of doubt, if you fail to execute this Agreement within fourteen (14) days of the date of receipt of this Agreement, this Agreement will be deemed to be automatically withdrawn and of no legal effect.

23.This Agreement will become effective upon my execution and return of it to the Company (the "Effective Date").

You also acknowledge that but for this Agreement, including Attachment A, you would not be entitled to the Severance Pay and other benefits set forth in Paragraph 1. If you fail to sign and return Attachment A within twenty-one (21) days of the Termination Date, and/or if you revoke Attachment A then, in either case, this Agreement will be deemed to be automatically withdrawn and of no legal effect.

* * *

Since the execution of this Agreement releases the Company and the Released Parties from all claims you may have, the Company advises you to take time to consider this Agreement and to consult with an attorney of your choice prior to signing it. Please indicate your understanding, acceptance and approval of this Agreement by signing your name and dating your signature where indicated below.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT YOU HAVE BEEN ADVISED TO CONSULT WITH COUNSEL OF YOUR CHOICE AND THAT YOU KNOWINGLY AND VOLUNTARILY ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES UP TO THE DATE YOU SIGNED THIS AGREEMENT.

This Agreement may be executed in one or more counterparts and a photocopy, PDF or other electronic form of the Agreement is as valid and effective as an original, provided it contains your handwritten signature. Kindly return the executed Agreement to Julie Wilson at Julie.Wilson@Clarivate.com.

Let me take this opportunity to express my personal thanks for your services and support and to wish you every success in your future endeavors.

Sincerely,

Jerre Stead
Executive Chairman and Chief Executive Officer
Clarivate

Accepted and Agreed by:

____________________

Richard Hanks

Date: December 10th 2021

Attachment “A”

General Release

Pursuant to Paragraph 16 of the Separation Agreement and General Release (the “Separation Agreement”) to which this General Release (the “Release”) is attached I hereby agree as follows:

1.In consideration for the payments and benefits described herein and within the Separation Agreement, on behalf of myself, my predecessors, heirs, executors, administrators, successors and assigns, I hereby irrevocably and unconditionally release and discharge the Company (as that term is defined in the Separation Agreement) and its and their past, present, and future parents, subsidiaries, branches, divisions, and affiliates, and its and their past, present, and future shareholders, employees, officers, directors, agents, representatives, fiduciaries and attorneys, individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, suits, debts, claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of any kind or nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, foreseeable and unforeseeable, which have existed or may have existed, or which do exist, at any time prior to and including the date on which I sign this Release, other than any claims that cannot lawfully be waived. This Release includes, but is not limited to any claims for employment discrimination, including, but not limited to, any claims under federal, state or local fair employment laws or practices or other employee relations statutes and amendments (including without limitation the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes- Oxley Act of 2002, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., any and all claims or rights under any other federal, state or local laws, regulations or ordinances prohibiting retaliation against whistleblowers, including, but not limited to, the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., any state or local leave laws, regulations or ordinances, including, but not limited to, the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., Executive Order 11246; (i) 42 U.S.C. §§ 1981, 1985, 1988, all other claims arising under any federal, state, or local constitutional law, statutory law, common law, regulations, ordinances, or equity, contract, or other source of law, including any and all claims or rights under federal, state or local laws, regulations or ordinances relating to the payment of wages, bonuses, incentives and other compensation to employees, and including, but not limited to, the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1 et seq. and/or the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a et seq. and the employment laws and regulations of any state, including New Jersey, any claims arising under the Worker Adjustment and Retraining Notification Act (WARN), and any applicable state laws that provide for benefits similar to WARN; any claims pursuant to any other federal, state or local statutes, regulations, ordinances or executive orders; any claims based on any rule, common law or public policy; any claims based in contract, whether oral or written, express or implied; any claims based in tort, or any other obligation. I confirm that I have not filed any claim in a civil action or compliant in an administrative action against the Company, that no claims or complaints or other proceedings are pending in any court or other forum relating directly or indirectly to my employment with the Company and/or separation from employment, and that I have not raised a claims of discrimination or harassment with the Company. I affirm that I have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or applicable state law. I further affirm that I have been paid and received all compensation, wages, bonuses, commissions and benefits due to me, except as provided in the Separation Agreement. I confirm and acknowledge that the Separation Agreement reflects any and all separation, severance, bonus, compensation, and/or other payments to which I am entitled under any applicable plan, agreement or practice.

2.I understand that by signing this Release, I am providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Release is executed by me, other than any claims that cannot lawfully be waived. I understand that this Release does not constitute an admission of liabilities on the part of the Released Parties, by whom any liability is expressly denied, but is instead made to terminate any controversy or potential controversy with respect to my employment or the cessation of my employment with the Company.

Notwithstanding the foregoing or anything else in this Release, nothing in this Release shall be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission (or equivalent state agency) or other administrative agency or cooperating in an official investigation, although you waive your right to any monetary relief or monetary damages in connection therewith

3.This Agreement does not affect or limit my rights to any benefits to which I may otherwise be entitled pursuant to (1) any relevant 401(k) savings and/or health and welfare plans (if any) and (2) workers’ compensation or unemployment insurance.

4.I understand that I have twenty-one (21) days from the Termination Date (as defined in the Separation Agreement) to consider executing this Release (the “Consideration Period”). I understand that I may execute this Release at any time within the Consideration Period (the “Acceptance Date”). If I choose not to execute this Release within the Consideration Period, I understand that I will forfeit the right to receive the Severance Pay and all benefits provided in Section 1 of the Separation Agreement. I further understand that I may revoke my acceptance of this Release after signing it by delivering a written notice of my decision to revoke within seven (7) calendar days after the Acceptance Date (the “Revocation Period”). I also understand that my written revocation must be sent to Julie Wilson at Julie.Wilson@Clarivate.com and that this Release and my right to receive the Severance Pay and other benefits outlined in the Separation Agreement shall be forfeited if I revoke my signature within the seven (7) calendar day Revocation Period. I acknowledge and agree that this Release shall become effective on the first day after the seven (7) calendar day Revocation Period (the "General Release Effective Date").

I acknowledge and agree that my execution of this Release releases the Company and the Released Parties from all claims I may have, and that the Company advised me to take time to consider this Release and to consult with an attorney of my choice prior to signing it.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THIS RELEASE, THAT I HAVE BEEN ADVISED TO CONSULT WITH COUNSEL OF MY CHOICE AND THAT I KNOWINGLY AND VOLUNTARILY ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES UP TO THE DATE I SIGN THIS RELEASE.

This Release may be executed in one or more counterparts and a photocopy, PDF or other electronic form of this Release is as valid and effective as an original, provided it contains my handwritten signature. I acknowledge and agree that I must return an executed copy of this Release to Julie Wilson at Julie.Wilson@Clarivate.com.

Accepted and Agreed by:

Richard Hanks

Date